[ADVISER LOGO HERE] NCM CAPITAL ADVISERS, INC.

                                 Code of Ethics
                                       &
                      Insider Trading Policy and Procedure


The Investment Advisers Act of 1940 prohibits fraudulent activity, making statements that are not true or that are misleading or omit something that is significant in the context and engaging in manipulative practices. The Code of Ethics and Insider Trading Policies and Procedures establishes rules of conduct for persons associated with NCM Capital Advisers, Inc. ("NCM"), and requires compliance with federal securities laws. These rules are designed to protect the public from abusive trading practices. Management dictates that these principles be diligently implemented and monitored.

The Code of Ethics imposes the following general obligations:

o Information concerning the purchase and sale of securities learned in connection with an access person's service is the property of the Adviser or employer and may not be used for personal benefit.
o Fiduciary duties mandate suitable investment opportunities be presented first to the client, Adviser, or employer and should not be exercised even after full disclosure for personal benefit.
o Material inside information, which includes information about NCM's client securities holdings and transactions, must be kept confidential and restricts trading of such securities.
o Front running, market manipulation and deceptive trading practices are abusive techniques prohibited by these procedures and may result, in fines, termination or legal actions by third parties.
o Access persons (defined as: All Employees and members of their household) must obtain prior approval before purchasing securities including IPO's and private placements, with the exception of ETF's and mutual funds.
o Access persons must not trade in securities with knowledge that the client, Adviser, Sub-Adviser or employer is considering to make a similar purchase or sale of the same securities.
o Access persons shall not engage in transactions that create a conflict of interest including but not limited to inappropriately making decisions on behalf of a Fund regarding securities or private placements personally owned by the access person.
o Access persons must provide an initial holdings report upon hire, submit quarterly transactions reports, and annually submit a holdings report.
o    Safeguarding of sensitive information.

Code of Ethics Guidelines

The legal definition of a security is very broad and incorporates the purchase and sale of public, private, registered and exempt from registration securities, as well as derivatives. The adherence to these guidelines, the Code of Ethics reporting and disclosure obligations, does not apply to the following:

1) The sale and purchase of open-end mutual funds including money market funds.
2) The sale and purchase of U.S. Government, U.S. Government agency securities and municipal securities in trade amounts of less than $20,000.
         Acquisitions through stock dividend plans, spin-offs or other distributions applied to all holders of the same class of securities.
4) Acquisitions through the exercise of rights issued pro rata to all holders.
5)       Acquisitions through gifts or bequests.
6)       Trades in REITS and variable insurance products.
7)       Money market instruments.
8) Transactions in units of a unit investment trust, if the UIT is invested exclusively in unaffiliated mutual funds.
9)       The sale and purchase of exchange traded funds ("ETF's").

A. Requirements for personal trading by access persons. Disclosure of Holdings & Duplicate Statements and Confirmations for the purchase and sale of securities or options on securities by access persons and other employees.

All employees are reminded of their fiduciary duty to the clients, and are challenged to live up, not only to the letter of the law but also to the ideals of NCM Capital.

To assure that abusive or unethical trading practices are not conducted by access persons, or other employees, they are required to disclose, at the point of hire or within 10 days of becoming an access person, personal securities holdings, including private placements. The holdings report must be in current within 45 days of submission. Submission of personal securities holdings is also required annually.

Quarterly, access persons and other employees are required to disclose personal securities holdings, private placements holdings and to report any newly established accounts. The quarterly reporting should be submitted no later than 30 days following the end of the calendar quarter. New accounts must disclose the date and the name of the broker, dealer or bank with whom the account was established. Duplicate confirmations and statements are required for access persons' and all other employees' accounts over which the person has either custody, control or beneficial ownership. Account statements for immediate family members of the same household are also required. Duplicate confirmations and brokerage statements are required to be sent to the attention of the Compliance Division at NCM Capital Advisers, Inc., Suite 206, 2634 Durham Chapel Hill Blvd., Durham, North Carolina 27707. All information provided to the
Compliance  Division  would be  confidential.  Employees are required to attest,

Revised 04/2007                        2
annually to the information provided to NCM Capital's Compliance Division, regarding personal brokerage accounts and transactions. (Form included at end of this Code.)

Statements and confirmations will be reviewed by the Compliance Division, the Chief Investment Officer or his or her designee(s) for any pattern of transactions involving parallel transactions (portfolio and individual both buying or both selling the same security). Among the factors that will be considered in the analysis of whether any provision of the Code has been violated will be the number and dollar value of the transactions, the trading volume of the securities in question, the length of time the security is held by the individual and the individual's involvement in the investment process. While the focus of this procedure of the Code is on "pattern", it is important to note that a violation could result from a single transaction, if the circumstances warrant a finding that the underlying principles of fair dealing have been violated. The Compliance Division, the Chief Investment Officer or his or her designee(s), will similarly review the personal securities holdings reports provided to the Compliance Division.


Basic Restriction on Investing Activities

If a purchase or sale order is pending or under active consideration (i.e., the analysis process has commenced for a decision to buy, hold, or sale) for any clients' portfolios, neither the same security nor any related security (such as an option, warrant or convertible security) may be bought or sold by any access person for his/her account.

No security or related security may be acquired in an initial public offering or private placement for any access person's without prior approval from the Chief Investment Officer or Chief Compliance Officer.

No security or related security may be bought or sold by any access person during the Blackout period commencing three (3) days prior to and ending three
(3) days after the purchase or sale (or entry of an order for the purchase or sale) of that security or any related security for the portfolio of any clients.

No security may be sold within a thirty (30) day holding period from when it was purchased. In certain circumstances, the CIO or CCO may grant authorization to the access person to sell within the holding period.

Participation on an ongoing basis in an issuer's dividend reinvestment or stock purchase plan, participation in any transaction over which no access person had any direct or indirect influence or control and involuntary transactions (such as mergers, inheritances, gifts, etc.) are exempt from the restrictions set forth in the paragraphs above.

No security may be bought or sold for an access person's account unless (i) the access person obtains prior approval from the CIO, CCO or designee; (ii) the approved transaction is completed within twenty-four (24) hours of received approval; and (iii) the CIO, CCO or designee does not rescind such approval prior to execution of the transaction. (See paragraph titled Pre-Clearance Process below for details.)

Revised 04/2007                        3

Pre-Clearance Process

No securities may be purchased or sold for any access person's account unless the particular transaction has been approved in writing by the CIO, CCO, or designee. The CCO or designee shall review statements from brokers to assure that all transactions effected for access person's accounts are effected in compliance with this Code.

1.       At the  beginning of each  calendar  year,  every  access  person shall provide to the CCO a personal securities holding report. The information must be current as of a date no more than 45 days prior to the date the report was submitted. The holdings report must contain at a minimum the following:

          a) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the access person has any direct or indirect beneficial ownership;
          b) the name of any broker, dealer or bank with which the access person maintains an account in which any securities are held for the access person's direct or indirect benefit; and
          c)   the date the access person submits the report.
          d)   Note: statements maybe submitted as the basis of the report.

2. Formal requests via e-mail or a Trading Approval Form, which is attached at the end of this document, must be submitted to the CIO, CCO, or designee for approval prior to entry of an order. This Trading Approval Form requires the employee to check with portfolio management to ensure that the security or affiliated security in question is not being traded for any portfolios.

3. After a review of the proposed trade, the CIO, CCO, or designee shall approve (or disapprove) a trade request on behalf of an access person as expeditiously as possible. The CIO, CCO, or designee will generally approve transactions unless the security in question or a related security is being considered for purchase or sale.

4. Once an access person's trade request is approved, the employee must execute the transaction within twenty-four (24) hours. If the access person's trading order request is not approved, or is not executed within twenty-four hours of approval, the clearance/approval lapses although such trading order request maybe resubmitted at a later date.

5. The CIO or CCO shall review all Trade Requests, and sign and maintain the accompanying trade approval from with the access person's personal securities transactions file.

6. Annual disclosure certifications (attestation) will be obtained from all access persons and maintained by the CCO.

Revised 04/2007                        4

B.       Restrictions as to Gifts, Entertainment, Favors and Directorships

1. Gifts, Entertainment and Favors. Access persons must not make business decisions that are influenced or appear to be influenced by giving or accepting gifts, entertainment or favors.

2. Access persons are prohibited from receiving any gift or other thing or more than de minims value from any person or entity that does business with or on behalf of NCM Capital Advisers, Inc. Invitations to an occasional meal, sporting event or other similar activity will not be deemed to violate this restriction unless the occurrence of such events is so frequent or lavish as to suggest an impropriety.

         The Chairman & CEO and/or the Executive Management Committee must approve the acceptance of any gift, entertainment or favor with a per gift value of more than $250.00.

3.       Directorships

(a)  General Rule:

     No access person, other than a Disinterested Investment Adviser Director, may serve on the Board of Directors of a publicly-held or private for-profit company absent prior to written approval from NCM Capital Advisers, Inc. Disinterested Investment Adviser Directors must provide annual disclosure about directorships and other potential conflicts of interest.

(b)  Applications for Approval:

     Applications for approval to serve as a director of a publicly traded or private for-profit company shall be directed, in writing, to the Compliance Division for prompt forwarding to the Board of Directors. Authorization may be granted where it is determined that such board service would be consistent with the interests of the Funds and their shareholders.

(c) Whenever an access person is granted approval to serve as a director of a publicly-traded or private for-profit company, he or she shall personally refrain form participating in any deliberation, recommendations, or considerations of whether or not to recommend that any securities of that company be purchased, sold or retained in the investment portfolio of any of the Advisory or Sub-Advisory account.





Revised 04/2007                        5

C.       Recordkeeping

         NCM Capital Advisers, Inc. shall maintain such records of the approval of, and rationale supporting, the acquisition of such securities for not less than five (5) years after the end of the fiscal year in which the approval is granted. Additionally, the firm shall maintain all other records and reports as are required by law.

         NCM Capital Advisers, Inc. shall maintain in a file all prior Codes of Ethics for five (5) years after the last date it was in effect.

         NCM Capital Advisers, Inc. will maintain a list of access persons, including every person who was an access person at any time within the past five (5) years, even if that person no longer is an access person or employed.

         NCM  Capital   Advisers,   Inc.  will  maintain  the  access   person's
         acknowledgement of the code for five (5) years after the individual ceases to be an employee.

         NCM Capital Advisers, Inc. will furnish to clients a copy of the Code of Ethics upon request.


D.       Sanctions

         NCM Capital Advisers, Inc. encourages the prompt reporting of any known violations of this code to management. Upon discovering that an access person has not complied with the requirements of this Code, NCM may impose on that person the sanctions described below and others NCM deems appropriate, including, among other things, disgorgement of profit, censure, suspension or termination of employment. Material violations of requirements of this Code by employees and any sanctions imposed in connection therewith shall be reported not less frequently than quarterly to the Chairman/CEO and CCO of NCM.

         Violations to the Code of Ethics will result in, at the minimum, the following sanctions:

         First (1st) violation - One (1) month suspension in personal securities trading.
         Second  (2nd)  violation  -  Ninety  (90) day  suspension  in personal securities trading.
         Third (3rd) violation - Termination.








Revised 04/2007                        6

                                 Signature Page





            CODE OF ETHICS AND INSIDER TRADING POLICY AND PROCEDURES

                              ACKNOWLEDGEMENT FORM
                              --------------------


I have read and understand NCM Capital Advisers, Inc.'s Code of Ethics and Insider Trading Policy and Procedures and will comply in all respects with such procedures.




__________________________________                            _________________
          Signature                                                 Date


___________________________________
          Print Name















Revised 04/2007                        7

            CODE OF ETHICS AND INSIDER TRADING POLICY AND PROCEDURES

                                ATTESTATION FORM
                                ----------------


In compliance with NCM Capital's Code of Ethics and Insider Trading Policy and Procedures, I attest that I have provided NCM Capital's Compliance Division with all brokerage account information and personal securities transactions. And that I have requested that all duplicate confirms and statements are sent to the Compliance Division of NCM Capital.




___________________________________                           __________________
           Signature                                                Date


___________________________________
           Print Name









Revised 04/2007                        8